SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SPORTSLINE.COM, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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2200 West Cypress Creek Road

Fort Lauderdale, Florida 33309

April 29, 2004

Dear Stockholder:

You are cordially invited to attend our 2004 Annual Meeting of Stockholders, which will be held at 10:00 a.m. on Tuesday, June 22, 2004, at our offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

At the annual meeting, our stockholders will be asked to elect three members to our board of directors. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe in more detail the matters to be presented at the annual meeting.

The board of directors recommends that you vote in favor of the election of the nominated directors.

Please take this opportunity to become involved in the affairs of your company. Whether or not you expect to be present at the meeting, please promptly complete, date, sign and mail the enclosed proxy card in the envelope provided. No postage is required if mailed in the United States. Returning the proxy card does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

Michael Levy
Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 22, 2004

To our Stockholders:

The 2004 annual meeting of stockholders of SportsLine.com, Inc. will be held at 10:00 a.m., local time, on Tuesday, June 22, 2004, at our offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309 for the purpose of considering and acting upon the following:

1.	Election of three members to our board of directors to hold office until our 2007 annual meeting or until their successors are duly elected and qualified; and

2.	Any other matters that properly come before the meeting.

The board of directors is not aware of any other business scheduled for the annual meeting. Any action may be taken on the foregoing proposals at the annual meeting on the date specified above or on any date or dates to which the annual meeting may be adjourned.

Stockholders of record at the close of business on April 26, 2004 are entitled to notice of, and to vote at, the meeting or at any postponements or adjournments of the meeting.

By Order of the Board of Directors,

Kenneth W. Sanders
Secretary

Fort Lauderdale, Florida

April 29, 2004

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY OR PROXIES, AS THE CASE MAY BE, AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

i

Audit Fees	25
Audit-Related Fees	25
Tax Fees	25
All Other Fees	26

Other Business	26

Stockholder Proposals for the 2005 Annual Meeting	26

ii

2004 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement contains information related to our annual meeting of stockholders to be held on Tuesday, June 22, 2004, beginning at 10:00 a.m., local time, at our offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309 and at any adjournments or postponements thereof. The approximate date this proxy statement, the accompanying notice of annual meeting and the enclosed form of proxy are first being sent to stockholders is May 11, 2004.

You should review this information in conjunction with our Annual Report to Stockholders for the year ended December 31, 2003, which accompanies this proxy statement.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will elect three directors and act upon any other matters that properly come before the meeting. In addition, our management will report on our performance during 2003 and respond to questions from our stockholders.

Who is entitled to notice of and to vote at the meeting?

Only stockholders of record at the close of business on the record date, April 26, 2004, are entitled to receive notice of the annual meeting and to vote shares of our common stock that they held on that date at the meeting or any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting us to conduct business at the meeting. As of the record date, 42,763,853 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting, but will not be counted as votes cast “for” or “against” any given matter.

If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting, either in person or by proxy, may adjourn the meeting to another date, time and/or place, and notice need not be given of the new date, time and/or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Can I vote by telephone or electronically?

Many stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should review their proxy card or the voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

The deadline for voting by telephone or electronically is 11:59 p.m., local time, on June 21, 2004.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board recommends a vote for the election of the nominated slate of directors. See “Election of Directors” on page 6.

The board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any board nominee is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting (either in person or by proxy) is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

Other Items. In the event any other items are properly brought before the stockholders at the meeting, the affirmative vote of a majority of the votes cast at the meeting (either in person or by proxy) will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the preparation of the proxy?

We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of our common stock and to request authority for the execution of proxies and we may reimburse such persons for their expenses incurred in connection with these activities.

Can I see a list of the stockholders entitled to vote?

Any stockholder of record as of the record date may look at the complete list of the stockholders that are entitled to vote at the annual meeting so long as it is for a purpose germane to the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for the abovementioned purposes, during normal business hours, at our offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309, for a period of ten days prior to the meeting and at the meeting itself.

STOCK OWNERSHIP

Who are the largest owners of our stock and how much stock do our directors and executive officers own?

On April 26, 2004 there were 42,763,853 shares of our common stock outstanding. The following table shows the amount of common stock beneficially owned as of April 26, 2004 by (i) each of our directors and nominees for director, (ii) each of our current executive officers named in the Summary Compensation Table below, (iii) all of our directors and executive officers as a group and (iv) each person known by us to beneficially own more than 5% of our outstanding common stock. Unless otherwise provided, the address of each holder named below is c/o SportsLine.com, Inc., 2200 W. Cypress Creek Road, Fort Lauderdale, Florida 33309.

Name	Outstanding Shares Beneficially Owned (a)	Acquirable Within 60 Days (b)	Total Number of Shares Beneficially Owned (columns (a)+(b))		Percentage of Shares Outstanding (%)
CBS Broadcasting Inc. (1) Westinghouse CBS Holding Company, Inc. (1) Viacom Inc. (1) NAIRI, Inc. (2) National Amusements, Inc. (2) Sumner M. Redstone (2)	17,326,740	—	17,326,740	(3)	40.52%
Bear Stearns Asset Management Inc. (4).	4,180,200	—	4,180,200	(5)	9.78%
Michael Levy	1,993,064	309,895	2,302,959	(6)	5.35%
Joseph Lacob	388,574	38,500	427,074	(7)	*
Mark J. Mariani	184,761	114,403	299,164		*
Kenneth W. Sanders	181,141	102,603	283,744		*
Gerry Hogan	—	80,500	80,500		*
Michael P. Schulhof	—	61,500	61,500		*
Stephen E. Snyder	49,756	8,928	58,684		*
Richard B. Horrow	11,000	40,500	51,500		*
Sherrill Hudson	18,000	25,000	43,000		*
Andrew Nibley	—	40,500	40,500		*
Thomas Cullen	800	27,500	28,300		*
Sean McManus	—	—	—		—
Peter Glusker	—	—	—		—
All directors and executive officers as a group (14 persons)	2,838,795	826,183	3,664,978		8.41%

*	Represents less than 1% of our outstanding common stock.

(1)	The address for each of CBS Broadcasting Inc. (“CBSBI”), Westinghouse CBS Holding Company, Inc. (“W/ CBS HCI”) and Viacom Inc. (“Viacom”) is 1515 Broadway, New York, New York 10036.

(2)	The address for each of NAIRI, Inc. (“NAIRI”), National Amusements, Inc. (“NAI”) and Mr. Redstone is 200 Elm Street, Dedham, Massachusetts 02026.

(3)

This information is based on a Schedule 13D filed with the Securities and Exchange Commission, as amended through April 3, 2003, which was jointly filed by CBSBI, W/ CBS HCI, Viacom, NAIRI, NAI and Sumner M. Redstone (collectively, the “Viacom Reporting Persons”). 16,876,740 shares (the “CBS Shares”) are indirectly held by W/ CBS HCI thorough its ownership of 100% of the outstanding stock of CBSBI and are indirectly held by Viacom through its ownership of 100% of the outstanding stock of W/ CBS HCI. In addition, Viacom may also be deemed the beneficial owner of 450,000 shares (the “WWO Shares”) held by Westwood One, Inc. (“WWO”), as a result of an agreement between WWO and one of Viacom’s wholly-owned subsidiaries. Approximately 68% of Viacom’s voting stock is owned by NAIRI, which in turn is a wholly owned subsidiary of NAI. Beneficial ownership is attributed to Mr. Redstone as Mr. Redstone is the Chairman of the Board and the beneficial owner of a controlling interest in NAI. CBS and W/ CBS HCI have shared voting power and shared dispositive power over the CBS Shares. Viacom, NAIRI, NAI and Mr. Redstone each have shared voting power over the CBS Shares and the WWO Shares and shared dispositive power over the CBS Shares. For a description of our agreement with CBSBI, pursuant to which we are obligated to issue additional shares of common stock to CBSBI, see “Certain Relationships and Related Transactions – CBS Agreement” on page 23.

(4)	The address for Bear Stearns Asset Management Inc. is 383 Madison Avenue, New York, New York 10179.

(5)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission by Bears Stearns Asset Management Inc. (“BSAM”) on February 11, 2004. According to a Schedule 13G filed with the Securities and Exchange Commission by Bear Stearns S&P STARS Portfolio (“STARS”) on February 17, 2004, STARS is the beneficial owner of 3,870,000 shares of our common stock which we believe are included in the reported beneficial ownership of common stock by BSAM.

(6)	Includes 60,000 shares of common stock held of record by a charitable non-profit corporation established for religious, charitable, scientific, educational and literary purposes, of which Mr. Levy is a director and the president.

(7)	Includes 9,281 shares of common stock held of record by a trust for the benefit of Mr. Lacob’s children for which Mr. Lacob disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and greater than ten percent beneficial owners are required by the rules and regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of filings furnished to us and written or oral representations that no other reports were required during the year ended December 31, 2003, we believe that all of our directors, executive officers and greater than ten percent beneficial owners complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

Equity Compensation Plans Information

The following table sets forth information as of December 31, 2003 about the securities authorized for issuance to our employees and directors under our equity compensation plans, which consist of the 1995 Stock Option Plan, the 1997 Incentive Compensation Plan and the 1997 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	3,885,750	$5.94	2,427,724
Equity Compensation Plans Not Approved by Security Holders	None	N/A	None
Total	3,885,750	$5.94	2,427,724

ELECTION OF DIRECTORS

Directors Standing for Election

Our Amended and Restated Certificate of Incorporation provides that the number of directors constituting the board of directors shall be at least three with the exact number of directors to be fixed from time to time by resolution of the board. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies arising due to certain circumstances and never to shorten the term of an incumbent director. Following the annual meeting, our board of directors will consist of nine directors.

Our board of directors is divided into three classes and each class of directors serves for a three-year term or until successors of that class have been duly elected and qualified. At the annual meeting, the stockholders will elect three directors, each of whom will serve for a term expiring at the 2007 annual meeting of stockholders or until his or her successor has been duly elected and qualified.

The board has no reason to believe that any director nominee will refuse or be unable to serve if elected. However, if any director nominee should become unavailable to serve as director, the board may designate a substitute director nominee or the number of directors may be reduced in accordance with our by-laws. If the board designates a substitute director nominee, the persons named as proxies will vote for the substitute director nominee designated by the board.

The directors standing for re-election are:

•	Michael Levy, 57, has served as our Chairman of the Board, President and Chief Executive Officer since our inception in February 1994. From 1979 through March 1993, Mr. Levy served as President, Chief Executive Officer and as a director of Lexicon Corporation, a high technology company specializing in data communications and signal processing technology. From January 1988 to June 1993, Mr. Levy also served as Chairman of the Board and Chief Executive Officer of Sports-Tech International, Inc., a company engaged in the development, acquisition, integration and sale of computer software, equipment and computer-aided video systems used by professional, collegiate and high school sports programs. Between June 1993 and February 1994, Mr. Levy was a private investor.

•	Sherrill Hudson, 60, was appointed as one of our directors in September 2003 and qualifies as an “audit committee financial expert” under Securities and Exchange Commission regulations. He retired from Deloitte & Touche, LLP in August 2002, after 37 years, including the last 19 in Miami as managing partner for South Florida, including oversight responsibility for Deloitte’s Florida and Puerto Rico offices for most of that time. Mr. Hudson also serves as a member of the board of directors of TECO Energy, Inc., Publix Super Markets, Inc. Standard Register Company, and MasTec, Inc.

•	Andrew Nibley, 52, was appointed as one of our directors in March 1996. In January, 2003, Nibley became Chairman of Marsteller, the creative and advertising arm of Burson-Marsteller, a public relations firm owned by WPP. From October 1999 to December 2001, Mr. Nibley ran Vivendi Universal’s global Internet music business and served as President and Chief Executive Officer of both GetMusic LLC and Rollingstone.com. From January 1998 to September 1999, Mr. Nibley served as President of Reuters NewMedia, Inc., a company he co-founded in 1994, and of which he had been a director since January 1994. From January 1994 to January 1998, Mr. Nibley served as Editor of Reuters, America Inc. as well as Senior Vice President News and Television. Mr. Nibley also currently serves on the Board of Directors of several privately held companies in the online and offline media businesses.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Directors Continuing in Office

The terms of the following directors expire at the annual meeting of stockholders in 2005:

•	Thomas Cullen, 44, was appointed as one of our directors in April 1997. Mr. Cullen has been Senior Vice President – Advanced Services & Business Development for Charter Communications, since August 2003. Charter Communications is a broadband communications company, providing a range of services to homes and businesses, including digital cable television, cable modem Internet access and telephony services. From July 2000 through August 2003, Mr. Cullen was a private investor and business consultant. Mr. Cullen served as President of MediaOne Ventures, Inc. from April 1997 until its purchase by AT&T Corp. in June 2000. From 1981 through 1997, Mr. Cullen held various senior positions with US WEST and MediaOne in the areas of business development, new product initiatives and strategic investments.

•	Richard B. Horrow, 49, was appointed as one of our directors in September 1994. Mr. Horrow is an attorney and sports development consultant and has served as President of Horrow Sports Ventures, Inc., a sports consulting firm, since its inception in May 1988. Mr. Horrow also currently serves as a consultant for various sports-related matters to the National Football League, International Speedway Corporation, the PGA TOUR, the Baltimore Orioles, Major League Soccer, the cities of Richmond, Virginia; Birmingham, Alabama; and Charlotte, North Carolina; and the State of West Virginia. Mr. Horrow is a visiting expert on sports law at the Harvard Law School and is the sports business, law and marketing expert for CNN and USA Today/XM Satellite Radio. Mr. Horrow also serves as a member of the board of directors of GPS Industries, Inc.

•	Peter Glusker, 42, was appointed as one of our directors in March 2004. He has served as Senior Vice President of Viacom Interactive Ventures, a division of Viacom Inc. and formerly known as CBS Internet Group, since February 2000. From November 1999 through February 2000, Mr. Glusker was Managing Partner of The Accelerator Group, LLC. From September 1998 to November 1999, Mr. Glusker was a self-employed consultant. Mr. Glusker also serves as a member of the board of directors of MarketWatch.com, Inc.

The terms of the following directors expire at the annual meeting of stockholders in 2006:

•	Gerry Hogan, 58, was appointed as one of our directors in November 1996. Mr. Hogan is currently a private investor and has been Chairman of Endurance Business Media, a publisher of real estate magazines, since September 2003. From May 1997 to June 2000, he served as Chairman and Chief Executive Officer of Cygnus Business Media, Inc., a magazine publishing and trade show company. He served as President and Chief Executive Officer of the Home Shopping Network from February 1993 to September 1995. Prior thereto, Mr. Hogan served as Vice Chairman of Whittle Communications, L.P. from October 1990 to February 1993. From October 1971 to September 1987, Mr. Hogan held various positions at Turner Entertainment Networks and most recently served as President.

•	Sean McManus, 49, was appointed as one of our directors in March 1997. Mr. McManus has served as President of CBS Sports since December 1996. From October 1987 to December 1996, Mr. McManus was Senior Vice President U.S. Television Sales and Programming at Trans World International, the television division of International Management Group. From August 1981 to October 1987, Mr. McManus was Vice President Planning and Development at NBC Sports. From September 1979 to August 1981, Mr. McManus served as Associate Producer and Producer at NBC Sports and from August 1977 to September 1979 he was a Production Assistant at ABC Sports.

•	Michael P. Schulhof, 60, was appointed as one of our directors in November 1997. Mr. Schulhof is currently a private investor focused on high technology, new media and Internet companies.

From June 1974 to January 1996, Mr. Schulhof held various positions at Sony Corporation of America, Inc. and most recently served as President and Chief Executive Officer from June 1993 to January 1996. Mr. Schulhof is a trustee of Brandeis University, New York University Medical Center, the International Tennis Hall of Fame and the Brookings Institution. Mr. Schulhof also serves on the Board of Directors of the Center on Addiction and Substance Abuse at Columbia University and The American Hospital of Paris Foundations and is a member of the Council on Foreign Relations. Mr. Schulhof is a director of j2 Global Communications, Inc.

The following director has decided not to stand for re-election:

•	Joseph Lacob, 48, was appointed as one of our directors in May 1995. He has served as a general partner of Kleiner Perkins Caufield & Byers, a venture capital partnership, since May 1987. Mr. Lacob also serves on the Board of Directors of Corixa, Inc. and Align Technology, Inc. as well as several other privately held companies.

How are directors compensated?

Compensation. Each non-employee director, other than directors employed by an entity with an ownership interest in us in excess of ten percent (10%) of our outstanding voting securities, receives an annual cash retainer of $10,000 as well as $2,000 for each board meeting attended by such director in person (limited to one such fee per quarter) and $500 for each committee meeting attended by such director (limited to four such fees per year for audit committee members and two such fees per year for compensation committee members for fiscal year 2003 with such fee limits increasing to eight and four, respectively, commencing in 2004). The compensation that would otherwise be payable to a director that is employed by an entity with an ownership interest in us in excess of ten percent (10%) of our outstanding voting securities is paid directly to such entity.

Options. During 2003, each non-employee director received annual grant of 6,250 options pursuant to our 1997 Incentive Compensation Plan; however, upon joining the Board as Chairman of the Audit Committee in September 2003, Mr. Hudson received a grant of 12,500 options pursuant to the Plan at that time. Commencing in 2004, the Chairman of the audit committee and each other member of the audit committee will receive an annual grant of 12,500 and 11,000 options, respectively, and each other non-employee director will receive an annual grant of 10,000 options, pursuant to our 1997 Incentive Compensation Plan.

How often did the board meet during 2003?

During 2003 our board of directors met six times, including telephonic meetings, and took action by unanimous written consent once. Each director attended more than 75% of the total number of meetings of the board and committees on which he or she served.

What committees has the board established?

Our board of directors has a standing compensation committee, audit committee and nominating committee.

Compensation Committee. Messrs. Hudson and Nibley are the current members of our compensation committee. The compensation committee reviews and approves the compensation of our directors, officers and employees, including salaries, bonuses, commission, and benefit plans, and administers our stock plans, including the 1995 Stock Option Plan, the 1997 Incentive Compensation Plan and the 1997 Employee Stock Purchase Plan. During 2003, the compensation committee met three times and took action by unanimous written consent four times. The functions of the compensation committee and its activities during the year ended December 31, 2003 are described below under the heading “Report of the Compensation Committee” on page 10. A copy of our compensation committee charter is available on our website at www.sportsline.com/info/ir/corporate_governance.

Audit Committee. Messrs. Cullen, Hudson, Lacob and Schulhof are the current members of our audit committee and Mr. Hudson is the chairman. The members of our audit committee are independent as defined by the rules and regulations of the Nasdaq Stock Market. During 2003, the audit committee met thirteen times and took action by unanimous written consent twice. The audit committee represents the board in its relations with our independent public accountants and oversees the financial reporting and disclosures prepared by our management. The functions of the audit committee and its activities during the year ended December 31, 2003 are described below under the heading “Report of the Audit Committee” on page 12. A copy of our audit committee charter is available on our website at www.sportsline.com/info/ir/corporate_governance and is attached to this proxy statement as Appendix A.

Corporate Governance/Nominating Committee. Messrs. Hudson and Hogan are the current members of our corporate governance/nominating committee. The corporate governance/nominating committee was formed in December 2003 and did not meet during 2003. The purpose of the corporate governance/nominating committee is to define the basic responsibilities and qualifications of individuals nominated and elected to serve as members of our board of directors, to identify and nominate individuals qualified to become directors in accordance with these policies and guidelines, oversee the selection and composition of committees of our board of directors and establish, implement and monitor policies and processes regarding principles of corporate governance in order to ensure our board of director’s compliance with its fiduciary duties to the company and our stockholders. The corporate governance/nominating committee is governed by a charter adopted by our board of directors. This charter is available on our website at www.sportsline.com/info/ir/corporate_governance.

Report of the Compensation Committee

The following Report of the Compensation Committee, the Report of the Audit Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate either report or the performance graph by reference therein.

Compensation Philosophy and Review. Our compensation philosophy for executive officers serves two principal purposes:

•	to provide a total compensation package for officers that is competitive and enables us to attract and retain key executive and employee talent needed to accomplish our long-term business objectives; and

•	to directly link compensation to improvements in our performance and increases in stockholder value as measured principally by the attainment of positive earnings before interest, taxes, depreciation and amortization and other non-cash charges, or EBITDA, the trading price of our common stock and an individual’s contribution and personal performance.

The compensation committee reviews, recommends and approves changes to our compensation policies and benefits programs, administers our stock option plans, including approving stock option grants, and otherwise seeks to ensure that our compensation philosophy is consistent with our best interests and is properly implemented.

Elements of Executive Officer Compensation. Our executive compensation consists primarily of base salary, health insurance and similar benefits, cash bonuses, the award of stock options and restricted stock designed to provide long-term incentive and eligibility to participate in compensation and benefit programs available to other employees, including our Employee Stock Purchase Plan. In addition, the compensation committee may recommend the grant of discretionary bonuses to our executive officers. The compensation committee believes that in the highly competitive, emerging markets in which we operate, equity-based compensation provides the greatest incentive for outstanding executive performance and the greatest alignment of management and stockholder long-term interests. In addition, the compensation committee believes that the compensation paid to our executives is well within the range of compensation paid to similarly situated executives at other companies in similar industries or at companies having similar market capitalization. Given our executive officers’ compensation, our compensation committee does not believe that it is necessary to incur the expense of formal studies or market analysis.

Officer Salaries. The compensation committee reviews the annual salary of the executive officers, including the President and Chief Executive Officer. In determining the appropriate salary levels, the compensation committee considers, among other factors, the officer’s scope of responsibility, prior experience, past accomplishments, data on prevailing compensation levels in relevant markets for executive talent and for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of the President and Chief Executive Officer. Executive officer salaries for fiscal 2003 were determined by the compensation committee after considering these factors. The final determination, after reviewing these factors, was subjective.

We have entered into an employment agreement with Michael Levy, our President and Chief Executive Officer and Chairman of the Board of Directors. See “Executive Compensation and Other Information – Employment Agreements” on page 16. All aspects of Mr. Levy’s fiscal year 2003 compensation were governed by this employment agreement, including the grant of options to purchase 175,000 shares of common stock. Pursuant to the terms of this employment agreement, Mr. Levy’s salary was increased from $495,000 to $544,500 for the fiscal year 2003.

Stock Option Grants and Restricted Stock. We have utilized long-term equity compensation as an important element for compensating and providing incentives to our executive officers. It is our practice to set option exercise prices for officers at not less than 100% of the stock’s fair market value on the date of grant. Thus, the value of the stockholders’ investment in us must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years. Options granted to executive officers generally provide that they are not exercisable until one year after the date of grant, at which time they become exercisable on a cumulative basis at a maximum annual rate of 25% of the total number of shares underlying the option grant. In determining the size of the stock option grants, the compensation committee considers various subjective factors primarily relating to the responsibilities of the individual officers and their expected future contributions as well as the number of shares owned by such officer or which continue to be subject to vesting under outstanding options. The compensation committee also examines the level of equity incentives held by each officer relative to the other officers’ equity positions along with their tenure, responsibilities, experience and value to us. For additional information regarding the grant of options during fiscal 2003, see the table under the section heading “Option Grants in Last Fiscal Year” below.

Annual Cash Bonuses. Annual cash bonus awards are based on both individual performance and our performance relative to an annual financial plan prepared before the beginning of each fiscal year and approved by the board of directors, reflecting appropriate progress toward our long-term goals. Bonus awards generally vary depending on the officer’s base salary. Cash bonuses were not awarded to the executive officers for 2003, other than to the Executive Vice President, Product Development and Operations in recognition of the assumption of additional duties assumed by such officer during the year.

Summary. The compensation committee believes that our compensation programs are competitive with those of other technology and Internet companies.

Policy on Deductibility of Compensation. Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility.

It is our policy to qualify, to the extent reasonable, our executive officers’ compensation for deductibility under applicable tax law. We intend, however, to retain the flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy and our best interests and the best interests of our stockholders. Consequently, we may from time to time pay compensation to our executive officers that may not be deductible.

Submitted by the Compensation Committee of the Board of Directors.

Members of the Compensation Committee

Gerry Hogan, Andrew Nibley

Report of the Audit Committee

The audit committee’s role is to act on behalf of the board of directors in the oversight of all material aspects of our corporate financial reporting and our external audit, including, among other things, our internal control structure, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal requirements that have a significant impact on our financial reports. Although management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls, the audit committee consults with management and our independent auditors regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to retain, review fee arrangements with and, if necessary, dismiss, our independent auditors. A full description of the audit committee’s primary responsibilities, operating principles and relationship with internal and external auditors is contained in the Charter of the Audit Committee adopted by our board of directors, a copy of which is attached as Appendix A to this proxy statement. During the year ended December 31, 2003, the audit committee met thirteen times and took action by unanimous written consent twice.

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for the year ended December 31, 2003 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee reviewed the financial statements for the year ended December 31, 2003 with the independent auditors and discussed with them all of the matters required to be discussed by Statement of Auditing Standards No. 61, including the auditors’ judgments as to the quality, not just the acceptability, of our accounting principles. In addition, the audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence from us and our management. Finally, the audit committee has considered whether the provision by the independent auditors of non-audit services to us is compatible with maintaining the auditors’ independence.

As reported during 2003, the audit committee, with management, made a determination to restate our previously issued historical financial statements for 2001, 2002 and the first six months of 2003 primarily to correct an error in the way we had previously accounted for employee stock option grants. During the course of the re-audit of 2001 by our current auditors, certain additional adjustments to our previously issued financial statements which were audited by our prior auditors were identified.

During 2003, the audit committee reviewed and approved all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. In approving non-audit services, the audit committee considered whether the provision of such services was consistent with the auditor’s independence and the SEC rules regarding auditor independence. Additionally, the audit committee considered whether the independent auditors were best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with our business, personnel, systems or risk profile and whether provision of the service by the independent auditors would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to us.

In reliance on the reviews, meetings and discussions referred to above, and subject to the limitations on its role and responsibilities referred to above and in the Charter of the Audit Committee, the audit committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2003 be included in SportsLine.com’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2003.

Submitted by the Audit Committee of the Board of Directors.

Members of the Audit Committee

Sherrill Hudson, Thomas Cullen, Joseph Lacob, Michael Schulhof

MANAGEMENT

Executive Officers

Our current executive officers are:

Name	Age	Position
Michael Levy	57	Chairman of the Board, President and Chief Executive Officer
Sharon M. Glickman	42	Chief Financial Officer
Mark J. Mariani	47	President, Sales and Marketing
Kenneth W. Sanders	47	Executive Vice President, Strategic and Financial Planning
Stephen E. Snyder	37	Executive Vice President, Product Development and Operations

•	Michael Levy. See “Directors Standing for Election” on page 6.

•	Sharon M. Glickman. Ms. Glickman has served as our Chief Financial Officer since February 2004. Ms. Glickman joined SportsLine in September 1996 and served as Assistant Controller until April 1998 when she was promoted to Corporate Controller. Between August 1985 and May 1996, Ms. Glickman was employed by Alamo Rent-A-Car, Inc. in various financial and accounting capacities. Ms. Glickman, who is a certified public accountant, received a bachelor of arts with a dual major of Economics and English from the University of Pennsylvania and a master of business administration from Duke University.

•	Mark J. Mariani. Mr. Mariani has served as President, Sales and Marketing, since June 1999. He joined us in April 1996 as Executive Vice President, Sales. Mr. Mariani is responsible for Sales, Marketing, Radio Operations and Vegas Insider. From August 1991 to March 1996, Mr. Mariani served as Executive Vice President of Sports Sales for Turner Broadcasting Sales, Inc. From June 1990 to August 1991, Mr. Mariani served as Senior Vice President and National Sales Manager for CNN in New York and, from May 1986 to June 1990, Mr. Mariani served as Vice President for CNN Sales Midwest. Prior to joining Turner Broadcasting, Mr. Mariani served as an Account Executive for WBBM, a television station in Chicago, Illinois, owned and operated by CBS television.

•	Kenneth W. Sanders. Mr. Sanders has served as our Executive Vice President, Strategic and Financial Planning since February 2004. Mr. Sanders joined SportsLine in September 1997 and was our President of Finance and Administration and Chief Financial Officer from January 2001 to February 2004 and our Vice President and Chief Financial Officer from September 1997 until October 1998. From January 1996 to August 1997, Mr. Sanders served as Senior Vice President, Chief Financial Officer of Paging Network, Inc., the world’s largest paging company during the 1990s. From May 1993 to December 1995, Mr. Sanders served as Executive Vice President, Chief Financial Officer and a director of CellStar Corporation, an integrated wholesaler and retailer of cellular phones and related products. Between July 1979 and April 1993, Mr. Sanders was employed by KPMG Peat Marwick, most recently as an Audit Partner from July 1990 to April 1993.

•	Stephen E. Snyder. Mr. Snyder has served as our Executive Vice President, Product Development and Operations since November 2003. Mr. Snyder is responsible for overseeing programming, production, fantasy products, operations and technology. From July 1999 to November 2001, he served as vice president of production, from November 2001 to May 2002 he was vice president of strategic product development and from May 2002 to November 2003 he was vice president of marketing. Mr. Snyder joined SportsLine.com in January 1998 as director of infrastructure engineering when we acquired GolfWeb of which he was director of site development. Mr. Snyder has a degree in aerospace engineering from Cal Poly Pomona and a master of business administration from Stanford University.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth information concerning the compensation paid by us for the three fiscal years ended December 31, 2003 to (i) our Chief Executive Officer, (ii) each other person serving as an executive officer at December 31, 2003; and (iii) one former executive officer.

Summary Compensation Table

	Year	Annual Compensation ($)(1)			Long Term Compensation Awards		All Other Compensation ($)
Name and Principal Position		Salary	Bonus		Restricted Stock Awards ($)(2)	Securities Underlying Options (#)
Michael Levy Chairman, President and Chief Executive Officer	2003 2002 2001	$544,500 495,000 450,000	$	— 247,500 120,000	$552,500	175,000 175,000 175,000	$20,292 26,847 26,846	(3) (3) (3)

Mark J. Mariani President, Sales and Marketing	2003 2002 2001	385,000 350,000 350,000		— 175,000 80,000	208,050	50,000 75,000 50,000

Kenneth W. Sanders Executive Vice President, Strategic and Financial Planning	2003 2002 2001	407,000 370,000 370,000		— 185,000 100,000	222,300	50,000 75,000 50,000

Stephen E. Snyder Executive Vice President, Product Development and Operations	2003 2002 2001	167,167 150,000 150,000		25,000 32,500 —	44,818	15,000 10,000 —

Peter Pezaris (4) Former President of Operations and Product Development	2003 2002 2001	286,667 250,000 223,333		— 140,000 40,000	18,525	50,000 75,000 —	191,350 — 35,250	(5) (6)

(1)	The aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts are below the reporting requirements established by the rules of the Securities and Exchange Commission.

(2)	In August 2001, we made offers to our executive officers and certain other key employees who held stock options with an exercise price of more than $6.00 per share to exchange these stock options for restricted shares of common stock at an exchange ratio of one share of restricted stock for each two shares subject to options exchanged. Pursuant to such offer, Messrs. Levy, Mariani, Pezaris, Sanders and Snyder agreed to the cancellation of options covering 1,105,000, 365,000, 39,000, 380,000 and 76,612 shares, respectively, in exchange for 552,500, 182,500, 19,500, 190,000 and 38,306 restricted shares, respectively. The market value of the restricted shares as of the applicable grant date is included in this column. All such restricted stock was granted under the 1997 Incentive Compensation Plan and vests as follows: 10% of the total number of shares of restricted stock granted to each executive officer will vest each quarter for which we reports positive EBITDA (“performance vesting”); provided, that if pursuant to the performance vesting less than 25% of the total number of shares of restricted stock granted to an executive officer vest during any year, a number of shares equal to 25% of the total number of shares of restricted stock granted to the executive officer less the amount of shares that vested during the previous 12 months as a result of performance vesting will vest on each anniversary of the grant date. Under the terms of the 1997 Incentive Compensation Plan and our employment agreements with each of Messrs. Levy, Mariani and Sanders, the shares of restricted stock will vest immediately in the event of certain change of control transactions. All shares of restricted stock held by Mr. Pezaris vested on November 21, 2003, upon the termination of his employment. At December 31, 2003, the value of the aggregate restricted stock granted to Messrs. Levy, Mariani, Sanders and Snyder, based on the closing price of our common stock on the Nasdaq National Market on that date ($1.27), was $701,675, $231,775, $241,300 and $48,649, respectively. As of December 31, 2003, 60% of the restricted stock had vested. Dividends, if any, are required to be paid on the restricted stock reported in the table above.

(3)	Represents premiums paid for life and disability insurance policies for the benefit of Mr. Levy.

(4)	Mr. Pezaris’ employment with SportsLine.com was terminated effective November 21, 2003.

(5)	Includes the following amounts paid to Mr. Pezaris during 2003 in connection with the termination of his employment pursuant to the terms of his employment agreement: (i) $172,889 of severance and (ii) $18,461 of accrued paid time off.

(6)	Represents bonus paid in connection with relocation from New York, New York to Fort Lauderdale, Florida.

Stock Option Information

The following table sets forth, with respect to our Chief Executive Officer and the other executive officers named in the Summary Compensation Table, certain information concerning the grant of stock options in 2003.

Option Grants in Last Fiscal Year

Name	Date of Grant	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
		Number of Securities Underlying Options Granted (1)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date
							5%($)	10%($)
Michael Levy	1/22/2003	175,000		16.93%	$1.01	01/21/2013	$111,157	$281,694
Mark J. Mariani	1/22/2003	50,000		4.84	1.01	01/21/2013	31,759	80,484
Peter Pezaris	1/22/2003	50,000	(3)	4.84	1.01	11/20/2004	31,759	80,484
Kenneth W. Sanders	1/22/2003	50,000		4.84	1.01	01/21/2013	31,759	80,484
Stephen E. Snyder	6/11/2003	15,000		1.45	1.44	6/11/2013	13,584	34,425

(1)	All such options were granted under the 1997 Incentive Compensation Plan and become exercisable in installments over four years. Under our 1997 Incentive Compensation Plan, these options will become immediately exercisable in the event of certain change of control transactions.

(2)	Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. We do not believe that this method accurately illustrates the potential value of a stock option.

(3)	All such options vested upon the termination of Mr. Pezaris’ employment with SportsLine.com on November 21, 2003 and expire one year after such date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning the unexercised options held by our Chief Executive Officer and the other executive officers named in the Summary Compensation Table at December 31, 2003 and the value thereof, based on a value per share of common stock of $1.27, the closing price of the common stock on the Nasdaq National Market System on December 31, 2003. No stock options were exercised by such persons during 2003.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2003 (#)		Value of Unexercised In- the-Money Options at December 31, 2003 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael Levy	—	—	204,166	320,834	$—	$45,500
Mark J. Mariani	—	—	81,070	105,730	7,611	13,000
Peter Pezaris	—	—	175,000	—	13,000	—
Kenneth W. Sanders	—	—	69,270	105,730	—	13,000
Stephen E. Snyder	—	—	3,928	21,459	1,062	1,938

Employment Agreements

We have entered into an employment agreement with Michael Levy, our President and Chief Executive Officer and Chairman of the Board of Directors. The term of the agreement is three years and is automatically extended by one day for each day elapsed so that at all times the term shall be for a three-year period. Mr. Levy will receive an annual base salary of at least $385,000 for each fiscal year beginning January 1, 2000. On January 1, 2001 and on each January 1 thereafter, such Base Salary shall be increased by an amount equal to 10% of the base salary payable to Mr. Levy during the preceding calendar year. Effective January 1, 2004, Mr. Levy’s base salary has been set to $598,950. In addition, Mr. Levy shall receive an annual bonus equal to 50% of his base salary for each fiscal year for which we achieve our budgeted EBITDA target, as approved by the compensation committee, and such other bonuses as may be awarded from time to time by the board or the compensation committee. During each calendar year of the term of the agreement, we will grant Mr. Levy options to purchase at least 175,000 shares of Common Stock at exercise prices to be determined at the time of grant. If Mr. Levy’s employment is terminated by us, other than by reason of death, Disability (as defined in the agreement) or Cause (as defined in the agreement), or by Mr. Levy for Good Reason (generally defined as a material breach by us of the agreement), we will pay Mr. Levy within five days of such termination the sum of (i) his accrued base salary and vacation pay through the date of termination, (ii) a pro rata portion of his most recent bonus, (iii) an amount equal to three times his current annual base salary, and (iv) an amount equal to three times the greater of the average bonus received by Mr. Levy for the prior three years or the most recent bonus paid to Mr. Levy; and maintain certain benefits for Mr. Levy for a period of three years. In addition, upon such termination by us, other than by reason of death, Disability or Cause, or by Mr. Levy for Good Reason or upon the happening of a Change of Control (as defined in the agreement), at the time his employment is so terminated or on the date of such Change of Control, as the case may be, all shares of restricted stock held by Mr. Levy shall no longer be subject to forfeiture and all unvested stock options held by Mr. Levy will immediately vest and be exercisable for one year following the date of termination or Change of Control, as applicable, or, if earlier, until the then scheduled expiration date(s) of such options. In addition, upon a change of control caused by CBS Broadcasting Inc., or any of its affiliates, becoming the beneficial owner of forty percent (40%) or more of our outstanding voting securities as a result of the issuance of such securities by us, Mr. Levy shall be entitled, at his discretion, to surrender any out-of-the-money stock options held by him at such time for shares of common stock issued pursuant to the 1997 Incentive Compensation Plan at an exchange rate of one share of common stock for every two options surrendered. We are also obligated to make certain payments to Mr. Levy or his estate, as the case may be, in the event that his employment is terminated as a result of Disability or death. During his employment and for a period of two years after termination, Mr. Levy is prohibited from competing with us or soliciting employees or former employees of ours.

We have entered into employment agreements with certain of our other executive officers, specifically Kenneth W. Sanders (Executive Vice President, Strategic and Financial Planning) and Mark J. Mariani (President, Sales and Marketing). Each agreement is for a term of three years and is automatically extended by one day for each day elapsed so that at all times the term is for a three-year period. Messrs. Mariani and Sanders will receive annual base salaries of at least $270,000 and $315,000 respectively; an annual bonus equal to 50% of their base salary for each fiscal year for which we achieve our budgeted EBITDA target (or revenue target, in the case of Mr. Mariani’s agreement), as approved by the compensation committee; and such other bonuses as may be awarded from time to time by the board or the compensation committee. During each calendar year, we will grant each of the foregoing executives options to purchase at least 50,000 shares of Common Stock, in each case at exercise prices to be determined at the time of grant. If either of these executive’s employment is terminated by us, other than by reason of death, Disability (as defined in the agreement) or Cause (as defined in the agreement), or by the executive for Good Reason (generally defined as a material breach by us of the agreement), we will pay such executive within thirty (30) days of such termination the sum of such executives accrued base salary and any accrued incentive compensation plus a pro rata portion of his most recent bonus and pay to the executive in bi-weekly installments for a period of two years an aggregate amount equal to two times his current base salary plus an amount equal to two times the greater of the average bonus received by such executive for the prior three years or the most recent bonus paid to such executive and maintain certain benefits for him for a period of two years. In addition, upon such termination by us, other than by reason of death, Disability or Cause, or by the executive for Good Reason or upon the happening of a Change of Control (as defined in the agreement), at the time his employment is so terminated or on the date of such Change of Control, as the case may be, all shares of restricted stock held by such executive shall no longer be subject to forfeiture and all unvested stock options held by him will immediately vest and be exercisable for one year following the date of termination or Change of Control, as applicable, or, if earlier, until the then scheduled expiration date(s) of such options. In addition, upon a change of control caused by CBS Broadcasting Inc., or any of its affiliates, becoming the beneficial owner of forty percent (40%) or more of our outstanding voting securities as a result of the issuance of such securities by us, each executive shall be entitled, at his discretion, to surrender any out-of-the-money stock options held by him at such time for shares of common stock issued pursuant to the 1997 Incentive Compensation Plan at an exchange rate of one share of common stock for every two options surrendered. During each executive’s employment and for a period of two years after termination, each executive is prohibited from competing with us or soliciting employees or former employees of ours. The agreement with Mr. Sanders was amended in February 2004 to provide that his relinquishment of the Chief Financial Officer position would not constitute Good Reason and to provide that if he terminates the agreement for any reason upon thirty (30) days’ written notice at any time after December 31, 2004, such termination will be deemed to have been for Good Reason.

Upon the resignation of Peter Pezaris, our former President of Operations and Product Development, on November 21, 2003, we entered into an agreement with Mr. Pezaris pursuant to which Mr. Pezaris agreed to expand the scope of the non-compete provision contained in his employment agreement and extend the term of such provision from one year to two years in exchange for our agreement to guarantee to Mr. Pezaris that if he refrained from selling the 572,773 shares of our common stock held by him as of the date of the agreement until November 2005, he would receive proceeds upon the sale of such shares of at least $721,694 based on the market price of our stock on the date of his resignation ($1.26 per share). As the termination of Mr. Pezaris’s employment was for reasons other than cause, as defined in his employment agreement, he was also entitled to the compensation and benefits provided for in the agreement upon termination.

Compensation Committee Interlocks and Insider Participation

The compensation committee is comprised of Gerry Hogan and Andrew Nibley. No member of the compensation committee is a present or former officer or employee of ours. No interlocking relationship exists between the members of the compensation committee and the board of directors or compensation committee of any other company.

PERFORMANCE GRAPH

The following graph compares, for the period from December 31, 1998 to December 31, 2003, the cumulative total stockholder return on our common stock with the Nasdaq Stock Market (U.S. companies) Index and the Goldman Sachs Internet Index. The graph assumes that $100 was invested on December 31, 1998 in our common stock, the Nasdaq Stock Market Index and the Goldman Sachs Internet Index, and further assumes no payment or reinvestment of dividends. The stock price performance on the following graph is historical and not necessarily indicative of future stock price performance.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
SPLN	$100.00	$322.08	$34.14	$18.76	$6.43	$8.16
Nasdaq Stock Market Index	$100.00	$185.43	$111.83	$88.77	$61.37	$91.75
Goldman Sachs Internet Index	$100.00	$210.31	$53.62	$30.98	$22.05	$42.71

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002, which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements. In addition, Nasdaq has recently enacted changes to its corporate governance and listing requirements, which changes have been approved by the Securities and Exchange Commission. In response to these actions, our board of directors has initiated the below actions consistent with certain of the proposed rules.

Independent Directors

Assuming the election of all of the director nominees at the annual meeting to their seats on our board, a majority of the members of our board of directors will be independent according to the new Nasdaq Corporate Governance rules. In particular, our nominating committee or the board of directors periodically evaluates and reports to our board of directors on the independence of each member of the board of directors.

The committee or board analyzes whether a director is independent by evaluating, among other factors, the following:

1.	Whether the member of the board of directors has any material relationship with us, either directly, or as a partner, stockholder or officer of an organization that has a relationship with us;

2.	Whether the member of the board of directors is a current employee of ours or was an employee of ours within three years preceding the date of determination;

3.	Whether the member of the board of directors is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) a present internal or external auditor of ours or any affiliate of such auditor, or (ii) any former internal or external auditor of ours or any affiliate of such auditor, which performed services for us within three years preceding the date of determination;

4.	Whether the member of the board of directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which an executive officer of ours serves on the compensation committee of another company that concurrently employs the member as an executive officer;

5.	Whether the member of the board of directors receives any consulting, advisory or other compensatory fee from us, other than in his or her capacity as a member of our audit committee, our board of directors or any other board committee or fixed amounts of compensation under a retirement plan (including deferred compensation for prior service with us) and reimbursement for reasonable expenses incurred in connection with such service and for reasonable educational expenses associated with board or committee membership matters;

6.	Whether the member is an executive officer of ours or owns specified amounts of our securities – for purposes of this determination, a member will not lose his or her independent status due to levels of stock ownership so long as the member owns 10% or less of our voting securities or we determine that this member’s ownership above the 10% level does not affect his independence;

7.	Whether an immediate family member of the member of the board of directors is a current executive officer of ours or was an executive officer of ours within three years preceding the date of determination;

8.	Whether an immediate family member of the member of the board of directors is, or in the three years preceding the date of determination has been, affiliated with or employed in a professional capacity by (i) a present internal or external auditor of ours or any affiliate of ours or (ii) any former internal or external auditor of ours or any affiliate of ours which performed services for us within three years preceding the date of determination; and

9.	Whether an immediate family member of the member of the board of directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate in which an executive officer of ours serves on the compensation committee of another company that concurrently employs the immediate family member of the member of the board of directors as an executive officer.

The above list is not exhaustive and the committee considers all other factors which could assist it in its determination that a director has no material relationship with us that could compromise that director’s independence.

As a result of this review, our board of directors affirmatively determined that Thomas Cullen, Gerry Hogan, Richard B. Horrow, Sherrill Hudson, Joseph Lacob, Andrew Nibley and Michael P. Schulhof are independent of us and our management under the standards set forth above. Michael Levy is considered an inside director because of his position as our President and Chief Executive Officer.

Audit Committee

Our audit committee is currently comprised of four non-employee members of our board of directors; however one of the committee’s members, Joseph Lacob, will not be standing for re-election as a director and his term will expire at the Annual Meeting. After reviewing the qualifications of the current members of our audit committee and any relationships they may have with us that might affect their independence from us, our board of directors has determined that:

(1)	all current committee members are “independent” as that concept is defined in the applicable rules and regulations of Nasdaq and the Securities and Exchange Commission,

(2)	all current committee members are financially literate, and

(3)	Mr. Hudson qualifies as an “audit committee financial expert” under the applicable rules of the Securities and Exchange Commission. In making the determination as to Mr. Hudson’s status as an audit committee financial expert, our board of directors determined he has accounting and related financial management expertise within the meaning of the aforementioned rules as well as the listing standards of Nasdaq.

Assuming our stockholders elect all of the directors nominated for election at the annual meeting, beginning immediately after the annual meeting, six members of our board of directors will meet the appropriate tests for independence according to Nasdaq and Securities and Exchange Commission rules. Ernst & Young LLP, our independent auditors, reports directly to the audit committee. Any allowable work to be performed by Ernst & Young outside of the scope of the regular audit will be pre-approved by the audit committee. The audit committee will not approve any work to be performed that is in violation of the Securities Exchange Act of 1934, as amended.

The audit committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the auditors prior to the filing of officers’ certifications with the Securities and Exchange Commission to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls.

The audit committee has established procedures for the confidential and anonymous reporting of improper activities directly to the audit committee.

The audit committee is governed by a charter which is available on our website at www.sportsline.com/info/ir/corporate_governance. A copy of this charter may be obtained for no cost upon request from our Corporate Secretary. Our Internet website and the information contained in it are not incorporated into this proxy statement.

Please refer to the Report of the Audit Committee, which is set forth on page 12, for a further description of the audit committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2003.

Compensation Committee

Our compensation committee is comprised of two non-employee members of our board of directors.

This committee is governed by a charter which is available on our website at www.sportsline.com/info/ir/corporate_governance. A copy of this charter may be obtained for no cost upon request from our Corporate Secretary. Our Internet website and the information contained in it are not incorporated into this proxy statement.

Please refer to the Report of the Compensation Committee, which is set forth on page 10, for a further description of the compensation committee’s responsibilities and its compensation philosophy and a description of considerations underlying each component of compensation paid to our executive officers for 2003.

Nominating Committee and Procedures

Our corporate governance/nominating committee is comprised of two non-employee members of our board of directors.

The corporate governance/nominating committee considers candidates for board membership suggested by its members and other board members, as well as management and stockholders. This committee also has the sole authority to retain and to terminate any search firm to be used to assist in identifying candidates to serve as directors from time to time. A stockholder who wishes to recommend a prospective nominee for the board should notify our Corporate Secretary or any member of our corporate governance/nominating committee in writing with whatever supporting material the stockholder considers appropriate. The corporate governance/nominating committee will also consider whether to nominate any person nominated by a stockholder under the provisions of our bylaws relating to stockholder nominations as described in “Stockholder Proposals for the 2005 Annual Meeting” on page 26. The corporate governance/nominating committee does not solicit director nominations.

Once the corporate governance/nominating committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of our board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the committee determines, in consultation with the Chairman of the Board and other board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the committee. The committee then evaluates the prospective nominee against the standards and qualifications set out by the corporate governance/nominating committee for board membership.

The committee also considers other relevant factors as it deems appropriate, including the current composition of the board, the percentage of independent directors on the board, the need for audit committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee, and if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the committee makes a recommendation to the full board as to the persons who should be nominated by the board and the board determines the nominees after considering the recommendation and report of the committee.

This committee is governed by a charter which is available on our website at www.sportsline.com/info/ir/corporate_governance. A copy of this charter may be obtained for no cost upon request from our Corporate Secretary. Our Internet website and the information contained in it are not incorporated into this proxy statement.

While there are no formal procedures for stockholders to recommend nominations beyond those set forth under “Stockholder Proposals for the 2005 Annual Meeting” on page 26 of this proxy statement, our board of directors will consider stockholder recommendations. Recommendations should be addressed to the members of the corporate governance/ nominating committee.

Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals

We have adopted a Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to conflicts of interest. All employees are bound by this Code of Business Conduct and Ethics, violations of which may be reported to the audit committee. The Code of Ethics for Financial Professionals includes provisions applicable to our senior executive officers consistent with the Sarbanes-Oxley Act of 2002. Both the Code of Business Conduct and Ethics and Code of Ethics for Financial Professionals are available on our website at www.sportsline.com/info/ir/corporate_governance. We intend to post on our website amendments to or waivers from our Code of Business Conduct and Ethics and Code of Ethics for Financial Professionals. We will also provide to those persons that make a request in writing (Attn: Kenneth W. Sanders, Secretary) or by e-mail (ir@sporsline.com) free of charge our Code of Business Conduct and Ethics and Code of Ethics for Financial Professionals.

Personal Loans to Executive Officers and Directors

We comply with and will operate in a manner consistent with recently enacted legislation prohibiting extensions of credit in the form of a personal loan to or for our directors and executive officers.

Communications with Stockholders

Our board of directors provides to every stockholder the ability to communicate with the board as a whole and with individual directors on the board through the following process for stockholder communication:

For communications directed to the board of directors as a whole, stockholders may send such communications to the attention of the chairman of the board by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

SportsLine.com, Inc.

2200 W. Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Chairman of the Board, c/o General Counsel

By facsimile to: (954) 351-9175

Attn: Chairman of the Board, c/o General Counsel

For communications to an individual director in his capacity as a member of the board, stockholders may send communication to the above address or facsimile number to the attention of the individual director, c/o General Counsel. We will forward any such communication to the chairman of the board, as a representative of the board of directors, and/or the director to whom the communication is addressed, on a periodic basis.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is that one of the board of director’s regular quarterly meetings should be scheduled on the same day and at the same location as our Annual Meeting of Stockholders and all directors are encouraged to attend the Annual Meeting of Stockholders. Seven members of the board attended the Annual Meeting of Stockholders held in 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CBS Agreement

In March 1997, we entered into a strategic alliance with CBS pursuant to which CBS acquired a minority ownership interest in us and our flagship Web site was renamed “cbs.sportsline.com.” The CBS agreement was amended in February 1999 to extend the term for an additional five years, effective as of January 1, 1999, through 2006. Over the term of the agreement, we have the right to use certain CBS logos and television-related sports content and will receive extensive network television advertising and on-air promotions. Commencing with calendar year 1999, CBS is obligated to provide advertising and promotion of the cbs.sportsline.com Web site pursuant to a fixed promotion schedule. Under the agreement, CBS has the right to receive specified percentages of our net revenues. The agreement requires us to maintain and operate our flagship Web site, cbs.sportsline.com, in accordance with certain guidelines and restrictions and to cease using any content on cbs.sportsline.com which CBS determines conflicts, interferes with or is detrimental to the reputation or business of CBS or which becomes subject to any third party restriction or claim which would prohibit, limit or restrict the use of such content on the Internet. CBS has the right to terminate the agreement upon the acquisition by a CBS competitor of forty percent (40%) or more of the voting power of our equity securities or in certain other circumstances, including if we breach a material term or condition or the agreement or if we become insolvent or subject to bankruptcy or similar proceedings.

In consideration of additional promotional and advertising opportunities, at the time of the execution of the amendment in 1999, we accelerated the issuance of the remaining shares that were formerly to be issued in 2000 and 2001 (567,579 and 485,358 shares, respectively), issued additional warrants to purchase 1,200,000 shares of common stock at per share exercise prices ranging from $23.00 in 1999 to $45.00 in 2001 and became obligated to issue additional shares of common stock valued at $100,000,000 between 2002 and 2006. All unexercised warrants issued to CBS have expired. The 1999 amendment to the CBS agreement provided that shares of common stock having a fair market value of $20,000,000 would be issued each year based on the average of closing prices of the common stock on the Nasdaq National Market for the five-day period ending on the day prior to the applicable issue dates. On January 1, 2002, we issued to CBS 6,882,312 shares of our common stock, valued at $20,000,000.

In March 2003, the CBS agreement was amended to modify the annual schedule of stock issuances to CBS. Pursuant to the amendment, on April 1, 2003, we became obligated to issue to CBS, the lesser of (1) a number of shares of common stock having a fair market value of $20,000,000 on that date; or (2) a number of shares of common stock that would result in CBS and its affiliates’ aggregate beneficial ownership interest in our outstanding common stock not exceeding 39.9% (in which case the shares actually issued on April 1, 2003 would be valued at the current fair market value of such shares and the remainder of our $20,000,000 obligation would be deferred until July 2004). Accordingly, on April 1, 2003 we issued to CBS 5,454,428 shares of common stock valued at $5,399,884 and the remainder of our 2003 obligation was deferred until July 1, 2004. As of the record date, CBS and its affiliates owned 17,326,740 shares of our common stock, representing 40.5% of our 42,763,853 shares total outstanding common shares as of that date.

Pursuant to the March 2003 amendment, on July 1, 2004, we are obligated to issue to CBS the lesser of (1) a number of shares of common stock having a fair market value on July 1, 2004 equal to $34,600,116 ($20,000,000 plus the portion of the April 2003 payment that was deferred); or (2) a number of shares of common stock that will result in CBS and its affiliates’ aggregate beneficial ownership interest in our outstanding common stock not exceeding 49.9%. If the number of shares of common stock that would result in CBS and its affiliates’ aggregate beneficial ownership interest in our outstanding common stock not exceeding 49.9% has a fair market value on July 1, 2004 of less than $34,600,116, then we must satisfy up to $5,000,000 of such obligation in cash. We have the option to satisfy any additional remaining obligation on July 1, 2004 in cash and/or stock. If we elect to satisfy any portion of that remaining obligation, if any, in stock and the issuance of such stock would cause the ownership interest of CBS and its affiliates to exceed 49.9% on July 1, 2004, then CBS may elect to defer that portion of the issuance until October 1, 2005. On October 1, 2005, we are obligated to issue to CBS common stock with a fair market value equal to (x) $20,000,000 plus (y) the portion of the payment due in July 2004, if any, that CBS may have elected to defer. In addition, we are obligated to issue common stock with a fair market value of $20,000,000 to CBS on January 1, 2007.

Additionally, the CBS Agreement contains revenue sharing provisions pursuant to which we make cash revenue sharing payments to CBS. For the year ended December 31, 2003, revenue share payments of $5,006,000 were payable to CBS pursuant to the agreement. Furthermore, during 2003 we purchased $425,000 of television and radio advertising for cash from CBS and certain of its affiliates.

NFL.com Agreement

In July 2001, we entered into a multi-year agreement to produce the NFL’s Internet sites, including nfl.com, superbowl.com, nfleurope.com and playfootball.com. CBS is also a party to this agreement and, as such, is entitled to receive a share of the gross revenues, if any, in excess of approximately $50,000,000 generated during the term of the agreement after the payment of certain sales commissions and our recoupment of production and hosting expenses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview” in our Annual Report on Form 10-K for the year ended December 31, 2003 for further information regarding this agreement.

NCAASports.com Agreement

In February 2003, the National Collegiate Athletic Association, CBS and SportsLine announced an agreement whereby we sublicensed the rights from CBS for the official NCAA Championship Web site, in their entirety, through 2006. These rights include site production, hosting and management of the sale of advertising for the NCAASports.com Web site and the exclusive rights to provide Internet broadcasts of certain NCAA championships, including the Division 1 Men’s Basketball Championship. CBS and us will share in revenues from the operations of the new site with our start-up production costs being recouped in the initial year of operation.

Planned Licensing Agreement

In August 1994, we entered into a five-year agreement with Planned Licensing, Inc., a wholly owned subsidiary of Namanco Productions, Inc., pursuant to which Planned Licensing, Inc. agreed to cause Joe Namath to provide certain services to us, including endorsements of our products. James C. Walsh, one of our directors, is the president and sole stockholder of Namanco Productions, Inc. Our agreement was amended and extended for an additional five-year period in October 1999. Under the amended agreement, we are obligated to pay Planned Licensing, Inc. $200,000 per year in cash on a quarterly basis commencing on January 1, 2000 and royalties at a rate of $0.15 per month for each paid subscriber who became a member from the date our service became generally available to end users on a commercial basis through and including June 30, 1999 and continues to be a paid subscriber. The amounts paid to Planned Licensing pursuant to this agreement for the year ended December 31, 2003 were $200,000.

INDEPENDENT AUDITORS

Our audit committee has chosen the firm of Ernst & Young LLP, independent certified public accountants, to serve as independent auditors for the fiscal year ended December 31, 2004. Ernst & Young has been serving our company in this capacity since June 2002. We expect that a member of Ernst & Young will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

As previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2002, as amended on June 14, 2002, we dismissed our independent public accountants, Arthur Andersen, LLP on May 31, 2002, and engaged the services of Ernst & Young as our new independent public accountants for the fiscal year ending December 31, 2002. These actions followed our decision to seek proposals from independent accountants to audit our financial statements for the fiscal year ended December 31, 2002. The decision to dismiss Arthur Andersen and retain Ernst & Young was approved by our board of directors upon the recommendation of our Audit Committee.

None of the audit reports of Arthur Andersen on our consolidated financial statements as of and for the fiscal years ended December 31, 2000 and 2001 contained any adverse opinion or disclaimer of opinion, nor was any such audit report qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2000 and December 31, 2001, and the subsequent interim periods through May 31, 2002, there were no disagreements between us and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports; and there were no reportable events described under Item 304(a)(1)(v) of Regulation S-K.

A letter from Arthur Andersen to the Securities and Exchange Commission regarding our change of certifying accountants is attached as Exhibit 16.1 to our Current Report on Form 8-K/A filed on June 14, 2002.

During the fiscal years ended December 31, 2000 and December 31, 2001, and the subsequent interim periods through May 31, 2002, SportsLine did not consult with Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on SportsLine’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees

The aggregate fees billed by Ernst & Young for professional services rendered for the audit and review of our financial statements and interim financial statements for the fiscal year 2003, including the re-audit of our financial statements for 2001 and the restatement of our financial statements for 2002 and the first six months of 2003, was $811,150. The aggregate fees billed by Ernst & Young for professional services rendered for the audit of our financial statements for the year ended December 31, 2002 and for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2002 was $152,817.

Audit-Related Fees

Fees for audit-related services were $18,950 for 2003 and $18,520 for 2002. Audit related services for both years included audits of employee benefit plans.

Tax Fees

Total fees for tax services were approximately $46,456 for 2003 and $750 for 2002, consisting of tax return preparation for 2003 and tax advisory services for 2003 and 2002.

All Other Fees

The aggregate fees billed by Ernst & Young for all other services rendered to us were $1,500 for each of the years ended December 31, 2003 and 2002. The audit committee of the board of directors believes that the provision of services described in this paragraph is compatible with maintaining the independence of our independent public accountants in the conduct of its auditing functions. The audit committee’s charter provides that the audit committee is required pre-approve all audit and allowable non-audit services to be provided by our independent public accountants.

OTHER BUSINESS

We know of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate unless they are directed by a proxy to do otherwise.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2005 may do so by following the procedures prescribed in Securities and Exchange Commission Rule l4a-8. To be eligible for inclusion, stockholder proposals must be received by our Corporate Secretary no later than December 31, 2004. Notice of a stockholder proposal submitted outside the procedures of Rule 14a-8 will be considered untimely unless submitted by such date.

After the December 31, 2004 deadline, a stockholder may present a proposal at our 2005 annual meeting of stockholders if it is submitted to our Corporate Secretary at the address below, but we are not obligated to present the matter in our proxy materials. If a proposal is not submitted by that date, the persons named in our proxy for the 2005 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2005 annual meeting.

Our 2004 annual meeting of stockholders is expected to be held no later than June 22, 2005. If the date of next year’s annual meeting is changed by more than 30 days from June 22, 2005, then any proposal must be received not later than ten days after disclosure of the meeting date is made if such proposal is to be included in our proxy materials.

Any stockholder proposals should be addressed to Kenneth W. Sanders, Secretary of SportsLine.com, Inc., at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

By Order of the Board of Directors,

Michael Levy
Chairman of the Board, President and Chief Executive Officer

APPENDIX A

ADOPTED BY THE BOARD OF DIRECTORS

AS OF JANUARY 21, 2004

SPORTSLINE.COM, INC. (the “Company”)

AUDIT COMMITTEE CHARTER

Purpose

The purpose of Audit Committee (the “Committee”) shall be as follows:

1.	To oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

2.	To provide assistance to the Board of Directors with respect to its oversight of:

(a)	The integrity of the Company’s financial statements;

(b)	The Company’s compliance with legal and regulatory requirements;

(c)	The independent auditor’s qualifications and independence; and

(d)	The performance of the Company’s independent auditors.

3.	To prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

4.	To serve as the Qualified Legal Compliance Committee (the “QLCC”) in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder.

Composition

The Committee shall consist of three or more members of the Board of Directors, each of whom shall meet the independence, audit committee composition and QLCC composition requirements promulgated by the SEC (including Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the National Association of Securities Dealers, any exchange upon which securities of the Company are traded, or any governmental or regulatory body exercising authority over the Company (each a “Regulatory Body” and collectively, the “Regulatory Bodies”), as in effect from time to time, and each member of the Committee shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

Qualifications

Each member of the Committee at the time of his or her appointment shall be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement. At least one member of the Committee shall have employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Further, at least one member of the Committee shall be an “audit committee financial expert” as such term is defined by rules promulgated by the SEC.

Appointment and Removal

The members of the Committee shall be appointed by the Board of Directors and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Chairman

Unless a Chairman is elected by the full Board of Directors, the members of the Committee shall designate a Chairman by the majority vote of the full Committee membership. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

Delegation to Subcommittees

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

Meetings

The Committee shall meet as frequently as circumstances dictate. As part of its goal to foster open communication, the Committee shall periodically meet separately with each of management and the independent auditors to discuss any matters that the Committee or any of these groups believe would be appropriate to discuss privately. In addition, the Committee should meet with the independent auditors and management periodically to review the Company’s financial statements in a manner consistent with that outlined in this Charter. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held telephonically.

All non-management directors who are not members of the Committee may attend meetings of the Committee, but may not vote. In addition, the Committee may invite to its meetings any director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

Duties and Responsibilities

The Committee shall carry out the duties and responsibilities set forth below. These functions should serve as a guide with the understanding that the Committee may determine to carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal, or other conditions. The Committee shall also carry out any other duties and responsibilities delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in this Charter. The Committee may perform any functions it deems appropriate under applicable law, rules, or regulations, the Company’s by-laws, and the resolutions or other directives of the Board, including review of any certification required to be reviewed in accordance with applicable law or regulations of the SEC.

In discharging its oversight role, the Committee is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this and other regards, the Committee shall have the authority, without seeking Board approval, to engage and obtain advice and assistance from outside legal, accounting, and other advisors as it deems necessary to carry out its duties. The Committee also shall have the authority to receive appropriate funding, as determined by the Committee, in its capacity as a committee of the Board of Directors, from the Company for the payment of compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company; to compensate any outside legal, accounting, or other advisors engaged by the Committee; and to pay the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall be given full access to the Company’s Board of Directors, corporate executives, and independent accountants as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board of Directors, except as otherwise limited by applicable law.

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management and the independent auditors the Company’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management and the independent auditors the Company’s major financial risk exposures, the guidelines and policies by which risk assessment and management is undertaken, and the steps management has taken to monitor and control risk exposure.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

10.	In consultation with the independent accounting firm and management, review annually the adequacy of the Company’s internal financial and accounting controls.

Oversight of the Company’s Relationship with the Independent Auditor

11.	The Committee shall be directly responsible for the appointment, retention, compensation and oversight of the work of any independent accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or related work. The Committee shall have the ultimate authority and responsibility to appoint, evaluate and, when warranted, replace such independent accounting firm.

12.	Resolve any disagreement between management and the auditor regarding financial reporting matters.

13.	Inform each public accounting firm performing work for the Company that such firm shall report directly to the Committee on matters pertaining to work performed during its engagement and on matters required by applicable Regulatory Body rules and regulations.

14.	Review, at least annually, the qualifications, performance, and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

(a)	At least annually obtain and review a report by the Company’s independent auditor describing (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) to assess the auditor’s independence, all relationships between the independent auditor and the Company and a confirmation of the independent auditor’s compliance with rotation of appropriate audit personnel as required under the rules of the SEC;

(b)	Confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the five previous fiscal years of the Company; and

(c)	Take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function).

15.	Meet with the independent accounting firm prior to the audit to review the planning and staffing of the audit and consider whether or not to approve the auditing services proposed to be provided.

16.	Consider in advance whether or not to approve any non-audit services to be preformed by the independent accounting firm required to be approved by the Committee pursuant to the rules and regulations of any applicable Regulatory Body.

Legal Compliance/General

17.	Review periodically, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

18.	Set clear hiring policies for employees or former employees of the independent auditors. At a minimum, these policies should provide that any public accounting firm may not provide audit services to the Company if the CEO, controller, CFO, chief accounting officer, or any person serving in an equivalent position for the Company was employed by the public accounting firm and participated in any capacity in the audit of the Company within one year of the initiation of the current audit.

19.	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Reports

20.	Prepare all reports required to be included in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

21.	Report regularly to the full Board of Directors. In this regard, the audit committee should review with the full board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, or the performance and independence of the Company’s independent auditors.

22.	The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

23.	Maintain minutes or other records of meetings and activities of the Committee.

24.	Annually evaluate the Committee’s performance and this Charter.

QLCC Responsibilities

25.	Establish written procedures for the confidential receipt, retention and consideration of evidence of a material violation of an applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law, or a similar material violation of any United States federal or state law by the Company or by any officer, director, employee or agent of the Company (each, a “Material Violation”) that is reported to the Committee by the Company’s chief legal officer (or the equivalent thereof) or other legal advisors.

26.	To the extent required by any Regulatory Body, inform the Company’s chief legal officer and chief executive officer (or the equivalents thereof) of any report of evidence of a Material Violation that is reported to the Committee by the Company’s chief legal officer (or the equivalent thereof) or other legal advisor.

27.	Determine whether an investigation is necessary regarding any report of evidence of a Material Violation that is reported to the Committee by the Company’s chief legal officer (or the equivalent thereof) or other legal advisors.

28.	If the Committee determines an investigation is necessary or appropriate: (i) notify the full Board; (ii) initiate an investigation, which may be conducted either by the chief legal officer (or the equivalent thereof) or by outside attorneys; and (iii) retain such additional expert personnel as the Committee deems necessary. At the conclusion of any such investigation: (i) recommend, by majority vote, that the Company implement an appropriate response to evidence of a Material Violation; and (ii) inform the chief legal officer and the chief executive officer (or the equivalents thereof) and the Board of the results of any such investigation and the appropriate remedial measures to be adopted.

29.	Acting by majority vote, take all other appropriate actions to respond to evidence of a Material Violation that is reported to the Committee by the Company’s chief legal officer (or the equivalent thereof) or other legal advisors.

Limitation of Audit Committee’s Role

With respect to the foregoing responsibilities and processes, the Committee recognizes that the Company’s financial management, as well as the independent auditors have more time, knowledge, and detailed information regarding the Company than do Committee members. Consequently, in discharging its oversight responsibilities, the Committee will not provide or be deemed to provide any expertise or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

PROXY

Annual Meeting of Stockholders – June 22, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of SportsLine.com, Inc. (the “Company”), a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2004, and hereby appoint(s) Michael Levy and Kenneth W. Sanders and each or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company, to be held on June 22, 2004 at 10:00 a.m., local time, at the Company’s offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309, and at any postponement or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY

IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)

INVESTOR RELATIONS SPORTSLINE.COM, INC. 2200 W. CYPRESS CREEK ROAD FORT LAUDERDALE, FL 33309

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to SPORTSLINE.COM, INC. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE DIRECTORS RECOMMEND A VOTE “FOR” EACH OF THE DIRECTORS LISTED BELOW

Vote on Directors

1.	To elect as Directors of SportsLine.com, Inc. the nominees listed below.

01) Michael Levy	For	Withhold	For All	To withhold authority to vote, mark “For All Except” to the left and write the nominee’s number on the line below.
02) Sherrill Hudson	All	All	Except
03) Andrew Nibley	☐	☐	☐	____________________________________

Vote on Proposals

2.	In their discretion, upon such other matters that may properly come before the meeting or any postponement or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted for each of the listed nominees. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date